SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549




                                   FORM 8-K

                                CURRENT REPORT



  Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934




              Date of Report (Date of earliest event reportable):


                                 March 5, 1996





                        Investors Insurance Group, Inc.
             (Exact name of registrant a specified in its charter)











           Florida                     1-8069                13-2574130
  (State or other jurisdiction     (Commission              (IRS Employer
         of incorporation)         File Number)           Identification No.)


        7200 West Camino Real
         Boca Raton, Florida                                     33433
(Address of principal executive offices)                       (Zip Code)





      Registrant's telephone number, including area code: (407)-391-5043





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Item 5:  Other Events

Investors Insurance Group, Inc. announced today that its subsidiary, Investors Insurance Corporation ("IIC"), reached agreement to cede a block of annuity policies with statutory policy reserves of $76,306,929 to New Era Life Insurance Company ("NEL"). The reinsurance agreement provides for an initial coinsurance period (up to five years) followed by full assumption of the policies. IIC will continue to service these policies through December 31, 2000. On Friday, March 1, 1996, IIC received final regulatory approval for the coinsurance portion of the agreement; IIC expects the assumption portion of the agreement to be approved in early 1996.

The State of Delaware, IIC's state of domicile, encouraged IIC to reduce its ratio of statutory basis policy liabilities to capital and surplus. While the Delaware Department of Insurance indicated it would like the ratio to be in the range of 15:1, IIC's ratio recently exceeded 22:1 . The agreement with NEL, which was made effective December 31, 1995, decreased the ratio to less than 14:1.

In conjunction with the settlement of the reinsurance agreement, IIC converted the supporting investments to cash. The resulting funds (including the gain) were then paid to NEL at the settlement of the reinsurance agreement. While the gain on the disposal of the investments (approximately $3.5 million) will be largely off-set by a related reduction of deferred policy acquisition costs, the resulting net impact on IIG's consolidated financial statements has not been determined.

Under generally accepted accounting principles, both the disposal of the assets an the effectiveness of the reinsurance agreement will be reflected in IIG's 1996 financial statements; however, IIC's statutory financial statements will reflect the disposal of the investments in 1996 and the effectiveness of the reinsurance agreement in 1995.


























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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             INVESTORS INSURANCE GROUP, INC.
                                                      (Registrant)

March 5, 1996                                By  /s/ Melvin C. Parker
                                                 --------------------
                                                     Melvin C. Parker
                                                     President